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                          June 5, 2024

       Nir Barkan
       Chief Executive Officer
       SatixFy Communications Ltd.
       12 Hamada St., Rehovot 670315
       Israel

                                                        Re: SatixFy
Communications Ltd.
                                                            Registration
Statement on Form F-3
                                                            Filed May 31, 2024
                                                            File No. 333-279869

       Dear Nir Barkan:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Erin
Donahue at 202-551-6063 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing